Exhibit 10.3
March 25, 2022

Ilias Simpson
Mason, OH

Dear Ilias,

It gives me great pleasure to offer you the position of President, Transportation with Modivcare. In addition to confirming our offer, this letter will detail the terms and conditions of your employment and outline the current major features of Modivcare's compensation and benefit plans and practices. All offers of employment are contingent upon the completion of any required pre-employment screening and your ability to establish your identity and authorization to work in the United States. Please be sure to bring work authorization documentation with you on your first day of employment.

Assumption of Duties:

Your start date will be on April 11, 2022 or such earlier date as may be mutually agreed. In your role you will report to Daniel Greenleaf and will have responsibilities commensurate with the President, Transportation role. You will be based in 6900 Layton Ave, Suite 1200, Denver, Colorado 80237 with the requirement to travel per business need.

Base Salary: Your initial base salary will be $500,000 payable in bi-weekly installments, less applicable taxes and deductions. In your new role, you will be eligible for the Executive Leadership Team Severance Program.

Executive Non-qualified Deferred Compensation Plan: You are also eligible to participate in the Executive Non-qualified Deferred Compensation plan. The next open enrollment will be in December for a January 1st effective date. You may elect to defer up to 10% of your salary and/or 100% of your annual discretionary bonus.

Performance Bonus

Within 30 days of start date, together with the CEO, you will determine three written Management by Objective (MBO) goals. Upon completion of these goals, you will be eligible for the performance bonus, in the total amount of $100,000. Upon signature of offer letter, you will inform the CHRO whether you wish to receive your performance bonus in the form of cash or equity payment (50% options, 50% RSU’s).

Short-Term Cash Incentive Bonus

You are eligible to participate in a short-term incentive bonus program in the 2022 calendar year. Your target bonus for 2022 will be 80% of your base salary. Your short-term cash incentive bonus will be payable, less applicable taxes and deductions, at such time as cash incentive bonuses are paid to employees, generally and unless otherwise specified, at the end of the first quarter of the year following the year to which the bonus relates. The performance targets for the short-term cash incentive bonus are set by the Compensation Committee of the Board of Directors of The Providence Service Corporation, Modivcare’s parent corporation (the “Compensation Committee”) in its discretion and will be based on individual and organizational performance. The actual amount of any short-term cash incentive bonus will be determined at the discretion of the Compensation Committee based on its assessment of the actual performance against the goals and conditions established for the year and, based on that assessment, no bonus may be paid at all.

Long-Term Equity Incentive Program

Exhibit 10.3

Beginning in the calendar year 2022, you will be eligible to receive equity grants under the company’s long-term equity incentive program, with the actual amount, form and terms and conditions of any such awards determined by the Compensation Committee in its sole discretion, with a grant date at the next Compensation Committee Meeting on April 27,2022. For calendar year 2022, you will be eligible to receive an equity award with a target grant date value equal to 100% of your base salary, comprised of 25% restricted stock units (RSUs),25% options, and 50% performance stock units (PSUs).

Relocation

As a member of our Executive Leadership Team, you are entitled to reimbursement for any costs associated with relocating yourself and your family to the Denver area. These costs can include, but are not limited to, moving of household goods and services, real estate costs, house hunting trips, closing costs for the sale or purchase of a home or meals and lodging in transit.

Employee Benefits and Perquisites

You will be eligible to participate in such employee benefit plans, arrangements and programs maintained by Modivcare from time to time for the benefit of its employees generally. Please be aware that these programs are subject to change. If they are modified in the future, you will continue to be eligible for such benefits that are provided to other employees of the company.

Modivcare's current benefit program covers medical, dental, life, short-term and long-term disability insurance, flexible spending accounts, voluntary vision, voluntary life insurance, 401K, and paid time off. As part of our current benefit package, employees can elect medical and/or dental insurance. Please refer to the attached benefit summary for cost details. Also currently included is a 100% company-paid short- and long-term disability policy and 100% company paid life insurance one times annual salary up to $100,000.00. We also offer the opportunity to participate in voluntary vision, voluntary life insurance and both medical care and dependent care flexible spending accounts.

You can enroll online in your benefit coverages after your hire date and during your first 30 days of employment. Your elected coverages will take effect the first of the month following your date of hire. If you miss your initial enrollment window, please note that you will need to wait until the next annual enrollment period.

You will be eligible for paid time off in accordance with company polices. Please refer to the attached vacation policy for VP and above. Additionally, all employees receive six company holidays throughout the calendar year. I have included a current Employee Benefits Summary, which provides you with an overview of the comprehensive package of health and welfare benefits that Modivcare offers employees.

Modivcare offers employees the opportunity to participate in a Traditional 401k (pre-tax) and/or Roth (post-tax) retirement savings plan with an employer match contribution of 100% up to 4%, vested immediately. You are eligible to join the 401(k) Plan upon hire. You must be 21 years of age or older. New hires that have met the eligibility requirements will be automatically enrolled in the plan at a 4% deferral. If you wish to opt out of the automatic deferral, you must change your election to 0%. You can do this by accessing your 401k plan website at www.mkplan.com or contact ADP Retirement Services at 888-822-9238

“At will” Employment and Termination of Employment

Your employment with Modivcare will be an employment “at will” and this arrangement may be altered only in writing by the CEO or General Counsel of Modivcare. Please refer to Appendix A, attached, for further details on “at-will” employment.

Exhibit 10.3
Professional Requirements

You will be subject to (and hereby acknowledge) our Corporate Ethics program and will be required to maintain a standard of legal and ethical conduct consistent with such program. Other terms and guidelines for your employment are set forth in our employee handbook, which you will have access to through our employee portal.

You also represent and warrant that you continue to be legally available to work for Modivcare, that you have the full legal right and authority to negotiate and accept this revised offer letter of employment and to render the services as required under this revised offer letter, and that by negotiating, accepting and signing such revised offer letter and rendering such services, you will not have breached or violated and will not breach or otherwise violate any contract or legal obligation that you may owe to any third party. You further represent and warrant that you have not and will not breach or violate any contract or legal obligation owed to any third party, e.g., a fiduciary obligation owed to any prior employer. If for any reason whatsoever, any of the foregoing representations or warranties are untrue or inaccurate, or become untrue or inaccurate after the date hereof, in any respect, then Modivcare shall have the right to terminate your employment for Cause.

Restrictive Covenants Agreement

Modivcare intends to honor your ongoing confidentiality obligations and you agree to abide by Modivcare’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Modivcare you will be required to sign Modivcare’s RCA, a copy of which is provided herewith. At the termination of your employment, you will be reminded of your continuing duties under the RCA. Please read the RCA carefully.

Severability

In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent not prohibited by law. You and the firm hereby agree that the court or arbitrator making any such determination shall modify and reform any parts of this letter determined to be invalid or unenforceable, to the extent necessary (and not further than necessary), so as to render them valid and enforceable, or if the court or arbitrator cannot so reform such provision, then such part shall be deemed to have been stricken from this letter with the same force and effect as if such part or parts had never been included.

Section 409A Compliance

Please refer to Appendix A, attached for details regarding Section 409A Compliance. Withholding
All amounts payable to you hereunder will be subject to customary tax and other withholdings.

Entire Agreement

This offer letter and the Restrictive Covenants Agreement constitutes the entire agreement between you and Modivcare pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties with respect to such subject matter.

Acceptance

Exhibit 10.3
Upon your acceptance of this offer of employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below.

We are excited about the opportunity to work with you and look forward to hearing your positive response. If you agree with the terms of this offer of employment, please sign and date below and send back via email.

Sincerely,

/s/ Daniel Greenleaf
Daniel Greenleaf
Chief Executive Officer, Modivcare

Enclosures:
Benefits Booklet & Vacation Policy Appendix A

Accepted By:

/s/ Ilias Simpson            March 25, 2022
Ilias Simpson                Date